UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2010

Prospect Medical Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-32203	33-0564370
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

10780 Santa Monica Blvd., Suite 400, Los Angeles, California	90025
(Address of principal executive offices)	(Zip Code)

(310) 943-4500
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01       Other Events

Prospect Medical Holdings, Inc. (“Prospect Medical”) had previously reported that, on September 28, 2010, two putative stockholder class actions filed in the Delaware Chancery Court in connection with the merger agreement among Prospect Medical and entities affiliated with Leonard Green Partners, L.P., a private equity firm, were consolidated for all purposes in In re Prospect Medical Holdings, Inc. Shareholders Litigation, Consolidated C.A. No. 5760-VCN. The proposed merger was first announced by Prospect Medical on August 16, 2010.

On October 13, 2010, the plaintiffs in the consolidated action filed and served a Verified Consolidated Amended Class Action Complaint.  The Verified Consolidated Amended Class Action Complaint names as defendants, among others, Prospect Medical and each of the directors of Prospect Medical and challenges the proposed merger as, among other things, an unlawful scheme to acquire Prospect Medical for grossly inadequate consideration in breach of the individual defendants’ fiduciary duties.  The Verified Consolidated Amended Class Action Complaint seeks, among other relief, an injunction against the proposed merger, an order compelling the directors to comply with their fiduciary duties, and damages and costs, including attorneys’ fees and experts’ fees.

On October 15, 2010, the plaintiffs filed motions for expedited proceedings and a preliminary injunction barring any action by the defendants to consummate the merger.  The parties agreed to an expedited schedule, and a hearing on the preliminary injunction motion was scheduled to take place on November 30, 2010.  On November 17, 2010, however, the plaintiffs withdrew their motion for a preliminary injunction, and the hearing on the preliminary injunction motion scheduled for November 30, 2100 has been canceled and removed from the Court’s calendar.

The withdrawal of the motion for a preliminary injunction does not constitute a dismissal, settlement or withdrawal of the plaintiffs’ claims. Prospect Medical believes the plaintiffs’ claims are without merit, and intends to vigorously defend the action.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROSPECT MEDICAL HOLDINGS, INC.
(Registrant)

	By:	/s/ MIKE HEATHER
Mike Heather, Chief Financial Officer

Date: November 18, 2010